EXHIBIT 99.1

SUNTERRA CORPORATION

ANNOUNCES PROPOSED

PRIVATE PLACEMENT

OF CONVERTIBLE NOTES

LAS VEGAS, March 22, 2004/PR Newswire-FirstCall—Sunterra

Corporation (NASDAQ NM: SNRR):

Sunterra Corporation (“Sunterra” or the “Company”) announced that it intends to offer senior subordinated convertible notes due 2024 for gross proceeds of approximately $75 million through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Company stated that it expects to grant the initial purchasers a 30-day option to purchase up to an additional $15 million of gross proceeds of notes.

The Company intends to use a portion of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes. The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes, including the reduction of debt under its existing revolving loan facility.

The notes and common stock issuable upon conversion of the notes will not initially be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and shall not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

Sunterra is one of the world’s largest vacation ownership companies with over 340,000 owner member families and more than 90 affiliated resort locations throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico.

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Contact:

Bryan Coy

Sunterra Corporation

702.304.7005

investorrelations@sunterra.com

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of Sunterra’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements are detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K. Sunterra undertakes no duty to update any of these forward-looking statements to conform them to actual results.